NewsRelease
TC PipeLines, LP announces 2020 second quarter financial results
Essential North American energy infrastructure – Stable for today and Growing for tomorrow
HOUSTON, Texas – August 5, 2020 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported net income attributable to controlling interests of $57 million and distributable cash flow of $55 million for the three months ended June 30, 2020.
“In the second quarter of 2020, our diversified portfolio of assets generated the kind of dependable results that our unitholders expect and rely upon,” said Nathan Brown, president of TC PipeLines, GP, Inc. “Our critical infrastructure was highly utilized, as demand for our transportation services was largely unaffected by the COVID-19 pandemic and the prudent operatorship of our assets through this time of crisis permitted us to continue to provide uninterrupted energy to millions of Americans and businesses. The take-or-pay nature of our shipper contracts largely insulates us from short-term volatility associated with the ups and downs of volume throughput and commodity prices, underpinning the resilience and stability of our pure natural gas midstream business.

“We remain focused on the health and safety of employees, contractors and the communities in which we operate and on maintaining the reliability of our systems,” added Brown. “We continued to advance our suite of organic growth projects. PNGTS’ PXP project is on track to be fully in-service this November and our Westbrook, GTN and Tuscarora XPress projects are all progressing as planned. As well, we successfully refinanced GTN’s senior notes back in June, upsizing the offering to provide the necessary funding for the GTN XPress project, a notable achievement given the uncertainty in today’s financial markets.

“Looking ahead, we will continue to conservatively manage our financial position and self-fund our ongoing capital expenditures. We believe we are well positioned to continue to expand and enhance our existing infrastructure and to create value for our unitholders well into the future,” concluded Brown.
Second quarter highlights (unaudited)
•Generated net income attributable to controlling interests of $57 million;
•Paid cash distributions of $47 million;
•Declared cash distribution of $0.65 per common unit for the second quarter of 2020;
•Generated Adjusted EBITDA of $110 million and distributable cash flow of $55 million;
•Maintained no outstanding balance on our Senior Credit Facility;
•Continued permitting, engineering and construction activities on our PNGTS, GTN XPress and Tuscarora XPress projects;
•Continued to progress North Baja XPress and Iroquois’ ExC project;
•GTN issued $175 million of 10-year fixed rate Senior Notes and established a 3-year Private Shelf Facility for an additional $75 million, thereby refinancing maturing debt and securing the funding for its GTN XPress project;
•Extended the maturity date for Tuscarora’s $23 million term loan to August 2021;
•Great Lakes’ credit rating was upgraded by two notches by Standard and Poor’s to BBB+/Stable; and
•PNGTS credit rating was upgraded by one notch by Fitch to BBB+/Stable.

The Partnership’s financial highlights for the second quarter of 2020 compared to the same period in 2019 were:

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2020	2019	2020	2019
Net income	61	57	155	157
Net income attributable to controlling interests	57	55	145	148
Net income per common unit – basic and diluted (a)	$0.78	$0.75	$1.99	$2.03

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	103	99	237	241
Adjusted EBITDA(b)	110	113	248	265

Cash distributions paid	(47)	(47)	(95)	(95)
Class B distributions paid (c)	-	-	(8)	(13)
Distributable cash flow (b)	55	70	143	186

Cash distribution declared per common unit	$0.65	$0.65	$1.30	$1.30

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3
(a)Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to TC PipeLines GP, Inc. (the General Partner), by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Operations” section of this release.
(b)EBITDA, Adjusted EBITDA and Distributable Cashflow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail, including a reconciliation to the comparable GAAP measures.
(c)Reflects distributions allocable to Class B units in the years ended December 31, 2019 and 2018 and paid in the six months ended June 30, 2020 and 2019, respectively.
Recent business developments:
Current outlook:
On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. As primary operator of our pipelines, TC Energy Corporation’s (TC Energy) business continuity plans remain in place across the organization and TC Energy continues to effectively operate our assets, conduct commercial activities and execute on projects with a focus on health, safety and reliability. Our business is broadly considered essential in the United States given the important role our infrastructure plays in providing energy to North American markets. We believe that TC Energy’s robust continuity and business resumption plans for critical teams, including gas control and commercial and field operations, will continue to ensure the safe and reliable delivery of energy that our customers depend upon. We anticipate that changes to work practices and other restrictions put in place by government and health authorities in response to the COVID-19 pandemic will have an impact on certain projects. While we generally believe this will not be material to our operations, we also recognize that the ultimate impact remains uncertain at this time.

Our pipeline assets are largely backed by long-term, take-or-pay contracts resulting in revenues that are materially insulated from short-term volatility associated with fluctuations in volume throughput and commodity prices. More importantly, a significant portion of our long-term contract revenue is with investment-grade customers and we have not experienced any material collection issues on our receivables to date. Aside from the impact of maintenance activities and normal seasonal factors, to date we have not seen any material changes in the utilization of our assets.

Additionally, to date, we have not experienced any significant impacts on our supply chain. While it is too early to ascertain any long-term impact that the COVID-19 pandemic may have on our capital growth program, we note that we could experience some delay in construction and other related activities. For more information on our capital growth program, see “Status of Our Capital Growth Program” below.

Capital market conditions in 2020 have been significantly impacted by COVID-19 resulting in periods of extreme volatility and reduced liquidity. Despite these challenges, our liquidity remains strong underpinned by stable cashflow from operations, cash on hand and full access to our $500 million senior credit facility. During the second quarter of 2020, GTN's $100 million senior notes due in June 2020 were refinanced through the issuance of $175 million of 10-year Senior Notes with the incremental $75 million of proceeds to be used to fund the GTN XPress project through the balance of 2020. Additionally, GTN entered into a 3-year Private Shelf Agreement for an additional $75 million which will be used to finance a portion of the GTN XPress project into 2023. This refinancing demonstrates our continued access to the debt capital markets at attractive levels. Additionally, on July 23, 2020, we extended Tuscarora's $23 million unsecured term loan due in August 2020 for one year to August 2021 under generally the same terms. PNGTS is also working on increasing its borrowing capacity to accomodate the financing required for the balance of both the PXP and Westbrook XPress projects. We continue to conservatively manage our financial position, self-fund our ongoing capital expenditures and maintain our debt at prudent levels and we believe we are well positioned to fund our obligations through a prolonged period of disruption, should it occur. Based on current expectations, we believe our business will continue to deliver consistent financial performance going forward and support our current quarterly distribution level of $0.65 per common unit.

Since the pandemic began, we, together with TC Energy, have endeavored to understand and respond to the needs of the communities in which we operate. Based on the paramount needs of people in these areas, our support has focused on food security and first responder organizations. As our capital projects continue to progress, where possible, we will focus on supporting local commerce, benefiting the people and small businesses in many communities that have been significantly impacted by the COVID-19 crisis.

The full extent and lasting impact of the COVID-19 pandemic on the global economy is uncertain but to date has included extreme volatility in financial markets and commodity prices, a significant reduction in overall economic activity and widespread extended shutdowns of businesses along with supply chain disruptions. The degree to which COVID-19 has a more significant impact on our operations and growth projects will depend on future developments, policies and actions which remain highly uncertain.

Status of our growth capital program:

•PNGTS’ Portland XPress (PXP) Phase III has begun construction and is expected to be in service in late 2020;
•GTN XPress Phase I construction is progressing as planned. Work at several points along the line requires further permitting under the normal FERC process, as do the expansion facilities that will be constructed in 2022 and 2023;
•On June 18, 2020, FERC issued a certificate of public convenience and necessity for PNGTS’ Westbrook XPress Phases II and III;
•On June 22, 2020, ANR Pipeline Company filed a FERC application requesting authorization for its proposed Alberta XPress project that will utilize existing capacity on Great Lakes;
•On June 24, 2020, Tuscarora filed a FERC application to increase its certificated capacity in relation to the Tuscarora XPress project;
•North Baja XPress is still subject to (i) a final investment decision by Sempra and (ii) an environmental assessment by FERC which is expected to be issued in September 2020; and
•Iroquois’ ExC project continues to progress through its regulatory process and receipt of the FERC decision authorizing construction of the project is anticipated in early 2021.

GTN financing:

On June 1, 2020, GTN’s $100 million 5.29 percent Senior Notes matured and were refinanced through a Note Purchase and Private Shelf Agreement whereby GTN issued $175 million of 10-year Series A Senior Notes with a fixed rate coupon of 3.12 percent per annum and entered into a 3-year Private Shelf Facility for an additional $75 million. The new Series A Senior Notes do not require any principal payments until maturity on June 1, 2030. Proceeds from the

Series A Senior Note issuance were used to repay the outstanding balance of the 5.29 percent Senior Notes and to fund the GTN XPress capital expenditures through the balance of 2020. GTN expects to draw the $75 million under the Private Shelf Facility by the end of 2023, the estimated completion date of GTN XPress. The Private Shelf Agreement contains a covenant that limits total debt to no greater than 65 percent of GTN’s total capitalization.

Tuscarora financing:

On July 23, 2020, Tuscarora's $23 million unsecured term loan due August 21, 2020, was amended to extend the maturity date to August 20, 2021 under generally the same terms.
Great Lakes’ credit rating upgrade:
On June 21, 2020, Standard & Poor's upgraded Great Lakes' credit rating by two notches from BBB-/Stable to BBB+/Stable primarily due to an improvement in Great Lakes' financial risk profile resulting from its increased long-term contracting levels.
PNGTS credit rating upgrade:
On July 24, 2020, Fitch upgraded PNGTS' credit rating by one notch from BBB/Stable to BBB+/Stable primarily due to an improvement in PNGTS' financial risk profile resulting from placing its PXP Phase II project in-service on November 1, 2019.
Cash distributions:
On July 23, 2020, the board of directors of our General Partner declared the Partnership’s second quarter 2020 cash distribution in the amount of $0.65 per common unit payable on August 14, 2020 to unitholders of record as of August 3, 2020. The declared distribution to our General Partner was $1 million for its two percent general partner interest.
Results of operations
The Partnership’s net income attributable to controlling interests increased by $2 million in the three months ended June 30, 2020 compared to the same period in 2019, mainly due to the following:
Transmission revenues - The $2 million increase in transmission revenues was largely the result of the following:
•higher revenue at PNGTS as a result of new revenues from PXP Phase II and Westbrook XPress Phase I, both of which entered service on November 1, 2019; partially offset by
•lower revenue at GTN due to (i) its scheduled 6.6 percent rate decrease effective January 1, 2020, and (ii) lower opportunity for the sale of discretionary services given increased natural gas storage injection rates upstream of GTN; and
•lower revenue on Tuscarora due to its scheduled 10.8 percent rate decrease effective August 1, 2019.
Financial charges and other - The $3 million decrease was primarily attributable to higher allowance for funds used during construction (AFUDC) which served to offset interest charges and thereby caused a decline. AFUDC increased primarily due to continued spending on our expansion projects and higher maintenance capital spending.
Non-GAAP Financial Measures
Our EBITDA was higher for the three months ended June 30, 2020 compared to the same period in 2019. The $4 million increase was primarily due to higher revenue from our consolidated subsidiaries as discussed above.
Our Adjusted EBITDA was lower for the three months ended June 30, 2020 compared to the same period in 2019. The $3 million decrease was primarily due to the net effect of:
•higher earnings from consolidated subsidiaries as discussed above;
•lower distributions from Northern Border primarily due to higher spending on its major equipment overhauls; and
•lower distribution from Iroquois as it satisfied its final surplus cash distribution obligation of approximately $2.6 million in the fourth quarter of 2019 and the surplus cash payments are no longer applicable.

Our distributable cash flow decreased by $15 million in the three months ended June 30, 2020 compared to the same period in 2019 due to the net effect of:
•lower Adjusted EBITDA; and
•higher normal-course maintenance capital expenditures at GTN as a result of increased spending on major equipment overhauls at several compressor stations and certain system upgrades.

Cash flow analysis
Operating cash flows
The Partnership's operating cashflows for the six months ended June 30, 2020 compared to the same period in 2019 were comparable due to the net effect of:
•the timing of receipt of Iroquois' third quarter 2019 distributions from its operating activities, which we would ordinarily have received during the fourth quarter of 2019 but were instead received early in the first quarter of 2020; offset by
•lower distributions from operating activities of our equity investments in Northern Border and Great Lakes largely due to higher maintenance capital spending at both entities.
Investing cash flows
During the six months ended June 30, 2020, the cash used in our investing activities was a net cash outflow of $88 million compared to a net inflow of $22 million in the six months ended June 30, 2019 due to the net effect of:
• higher maintenance capital expenditures at GTN for its overhaul projects together with continued capital spending on our GTN XPress, PXP and Westbrook XPress projects; and
•the $50 million distribution received from Northern Border during the second quarter of 2019 that was considered a return of investment.
Financing cash flows
The change in cash used for financing activities was primarily due to a net debt issuance of $107 million in the six months ended June 30, 2020 compared to a net debt repayment of $115 million for the same period in the prior year primarily due to financing executed for the capital expenditures on our GTN XPress, PXP and Westbrook XPress expansion projects.
Overall current financial condition:
Cash and Debt Level - Our overall long-term debt balance increased by approximately $107 million primarily as a result of the financing put in place during the period for our expansion projects. The increase included an incremental $75 million of liquidity from GTN's issuance of Series A Senior Notes at a fixed rate of 3.12 percent which effectively secured the funding required for GTN XPress for the balance of 2020. The $75 million also resulted in an increase in the balance of our cash and cash equivalents, which totaled $215 million at June 30, 2020 compared to our position at December 31, 2019 of approximately $83 million.
Working Capital - At June 30, 2020, our current assets totaled $262 million and current liabilities amounted to $415 million, leaving us with a working capital deficit of $153 million compared to a deficit of $14 million at December 31, 2019. Our working capital deficiency is considered to be normal course for our business and is managed through:
•our ability to generate predictable and growing cash flows from operations;
•cash on hand and full access to our $500 million Senior Credit facility: and
•our access to debt capital markets, facilitated by our strong investment grade ratings, allowing us the ability to renew and/or refinance the current portion of our long-term debt.
We continue to be financially disciplined by using our available cash to fund ongoing capital expenditures and maintaining debt at prudent levels and we believe we are well positioned to fund our obligations as required.
We believe our (1) cash on hand, (2) operating cash flow, (3) $500 million available borrowing capacity under our Senior Credit Facility at August 5, 2020, and (4) if needed, and subject to customary lender approval upon request, an additional $500 million capacity that is available under the Senior Credit Facility's accordion feature, are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing capital expenditures, required debt repayments and other financing needs such as capital contribution requests from our equity investments without the need for additional common equity.
Non-GAAP financial measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•EBITDA;
•Adjusted EBITDA;
•Total distributable cash flow; and
•Distributable cash flow
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income, which includes net income attributable to non-controlling interests and earnings from our equity investments. It measures our earnings before deducting interest, depreciation and amortization and taxes.
Adjusted EBITDA is our EBITDA, less (1) earnings from our equity investments, plus (2) distributions from our equity investments, and plus or minus (3) certain non-recurring items (if any) that are significant but not reflective of our underlying operations.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes Adjusted EBITDA less:
•AFUDC;
•Interest expense;
•Current Income taxes;
•Distributions to non-controlling interests; and
•Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent and if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit. Distributions allocable to the Class B units in 2019 equaled 30 percent of GTN’s distributable cashflow less $20 million and the Class B Reduction.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.806.5484 and entering pass code 4289103# on August 5, 2020 at 10:00 a.m. CDT/11:00 a.m. EDT. Nathan Brown, President of the General Partner, along with other members of management, will discuss the Partnership’s second quarter financial results and provide an update on the

Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com/events or via the following URL:http://www.gowebcasting.com/10740. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CDT /midnight EDT on August 12, 2020, by calling 800.408.3053, then entering pass code 7469507#.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-looking statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements.” These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, the impact of a potential slowdown in construction activities or delay in completion of our capital projects including increase in costs and availability of labor, equipment and materials, the impact of downward changes in oil and natural gas prices, including any effects on the creditworthiness of our shippers or the availability of natural gas in a low oil price environment, the impact of litigation and other opposition proceedings on our ability to begin work on projects and the potential impact of an ultimate court or administrative ruling to a project schedule or viability, uncertainty surrounding the impact of global health crises that reduce commercial and economic activity, including the recent outbreak of the COVID-19 virus, and the potential impact on our business and our ability to access debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2019 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2020	2019	2020	2019

Transmission revenues	95	93	196	206
Equity earnings	29	30	84	84
Operation and maintenance expenses	(16)	(17)	(32)	(33)
Property taxes	(7)	(6)	(13)	(13)
General and administrative	(2)	(2)	(3)	(4)
Depreciation and amortization	(19)	(19)	(39)	(39)
Financial charges and other	(18)	(21)	(37)	(43)
Net income before taxes	62	58	156	158
Income taxes	(1)	(1)	(1)	(1)
Net income	61	57	155	157

Net income attributable to non-controlling interests	4	2	10	9
Net income attributable to controlling interests	57	55	145	148

Net income attributable to controlling interest allocation
Common units	56	54	142	145
General Partner	1	1	3	3
	57	55	145	148

Net income per common unit – basic and diluted (a)	$0.78	$0.75	$1.99	$2.03

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3
(a)Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. The amount allocable to the Class B units in 2020 will equal 30 percent of GTN’s distributable cash flow during the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent. This amount is further reduced by the estimated Class B Reduction for 2020 (December 31, 2019 - $20 million less Class B Reduction) as applicable. During the three and six months ended June 30, 2020 and 2019, no amounts were allocated to the Class B units as the thresholds had not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)
(millions of dollars)	June 30, 2020	December 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	215	83
Accounts receivable and other	34	43
Distribution receivable from Iroquois	-	14
Inventories	10	10
Other	3	6
	262	156
Equity investments	1,082	1,098
Property, plant and equipment
(Net of $1,218 accumulated depreciation; 2019 - $1,187)	1,598	1,528
Goodwill	71	71
TOTAL ASSETS	3,013	2,853

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	49	28
Accounts payable to affiliates	6	8
Accrued interest	10	11
Current portion of long-term debt	350	123
	415	170
Long-term debt, net	1,762	1,880
Deferred state income taxes	6	7
Other liabilities	43	36
	2,226	2,093
Partners’ Equity
Common units	593	544
Class B units	95	103
General partner	15	14
Accumulated other comprehensive income (loss) (AOCI)	(18)	(5)
Controlling interests	685	656
Non-controlling interest	102	104
	787	760
TOTAL LIABILITIES AND PARTNERS’ EQUITY	3,013	2,853

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Six months ended
(unaudited)	June 30,
(millions of dollars)	2020	2019

Cash Generated from Operations
Net income	155	157
Depreciation and amortization	39	39
Amortization of debt issue costs reported as interest expense	1	1
Equity earnings from equity investments	(84)	(84)
Distributions received from operating activities of equity investments	115	112
Equity allowance for funds used during construction	(3)	(1)
Change in operating working capital	6	4
Other	(1)	-
	228	228
Investing Activities
Investment in Great Lakes	(5)	(5)
Distribution received from Iroquois as return of investment	5	5
Distribution received from Northern Border as return of investment	-	50
Capital expenditures	(87)	(29)
Customer advances for construction	(1)	1
	(88)	22
Financing Activities
Distributions paid to common units, including the General Partner	(95)	(95)
Distributions paid to Class B units	(8)	(13)
Distributions paid to non-controlling interests	(12)	(15)
Long-term debt issued, net of discount	207	20
Long-term debt repaid	(100)	(135)
	(8)	(238)
Increase in cash and cash equivalents	132	12
Cash and cash equivalents, beginning of period	83	33
Cash and cash equivalents, end of period	215	45

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars)	2020	2019	2020	2019
Net income	61	57	155	157

Add:
Interest expense (a)	22	22	42	44
Depreciation and amortization	19	19	39	39
Income taxes	1	1	1	1

EBITDA	103	99	237	241

Less:
Equity earnings
Northern Border	(13)	(14)	(35)	(35)
Great Lakes	(9)	(9)	(29)	(29)
Iroquois	(7)	(7)	(20)	(20)
	(29)	(30)	(84)	(84)
Add:
Distributions from equity investments (b)
Northern Border	15	21	42	48
Great Lakes	11	9	32	32
Iroquois (c)	10	14	21	28
	36	44	95	108

Adjusted EBITDA(d)	110	113	248	265

Less:
AFUDC equity	(2)	(1)	(3)	(1)
Interest expense (a)	(22)	(22)	(42)	(44)
Income taxes	(1)	(1)	(1)	(1)
Distributions to non-controlling interest (e)	(5)	(3)	(11)	(10)
Maintenance capital expenditures (f)	(24)	(15)	(46)	(21)
	(54)	(42)	(103)	(77)

Total Distributable Cash Flow	56	71	145	188
General Partner distributions declared (g)	(1)	(1)	(2)	(2)
Distributions allocable to Class B units (h)	—	—	—	—
Distributable Cash Flow	55	70	143	186

(a)Interest expense as presented includes net realized loss or gain related to the interest rate swaps.
(b)Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.
(c)This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period. For the three and six months ended June 30, 2019, the amounts include our 49.34 percent share of the Iroquois unrestricted cash distributions amounting to approximately $2.6 million and $5.2 million, respectively (three and six months ended June 30, 2020 - none).
(d)Beginning in our first quarter results of 2020, we provided Adjusted EBITDA as an additional performance measure of the current operating profitability of our assets and we revised our calculation of Adjusted EBITDA to include distributions from our equity investments, net of equity earnings from our investments as described above, which were previously excluded from such measure. The presentation of Adjusted EBITDA for the three and six months ended June 30, 2019 was recast to conform with the current presentation. The Partnership believes the revised presentation more closely aligns with similar non-GAAP measures presented by our peers and with the Partnership’s definitions of such measures.
(e)Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.
(f)The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.
(g)No incentive distributions were declared to the General Partner for the three and six months ended June 30, 2020 and 2019.
(h)For the three and six months ended June 30, 2020 and 2019, no distributions were allocated to the Class B units.